Exhibit 13.1

Reservations Live for Series E+

Due to the success of our previous fundraise, we are launching a limited extension of our Series E round.

Series E+ will fund a significant expansion of our commercial manufacturing and international operations.

Starting today, you can reserve shares and join our community of over 20K shareholders that have helped Miso Robotics raise nearly $90M.

RESERVE INVESTMENT

Reservation Bonus Shares Offer

We’re excited to share an exclusive offer to earn 10% bonus shares when you reserve your investment in our Series E+ round and make an investment once our fundraise is live.

This offer is only available before the round goes live, don’t miss your chance to earn bonus equity in Miso Robotics!

$500 in Shares

when you reserve $5,000

RESERVE INVESTMENT

$750 in Shares

when you reserve $7,500

RESERVE INVESTMENT

$1,000 in Shares

when you reserve $10,000

RESERVE INVESTMENT

Miso Robotics Is Revolutionizing Commercial Foodservice.

Our patented robotics can do everything from grill burgers, cook wings, and serve drinks. That means more consistent quality, more output, and higher profits for businesses. Help us reach our potential by investing today.

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Jack in the Box Partners with Miso Robotics

We’re excited to announce Miso Robotics new partnership with Jack in the Box. The pilot will launch with the installation of Flippy 2 and Sippy at a Jack in the Box standalone location, to measure the benefits of a connected kitchen.

●	Jack in the Box is one of the nation’s largest quick service restaurant chains with more than 2,200 restaurants.
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Beginning our journey with a premier brand like Jack in the Box is an enormous step in our commitment to helping restaurants increase throughput, reduce costs and create a safer environment for their staff. - MIKE BELL, CEO, MISO ROBOTICS

Chipotle Partners with Miso Robotics

We're proud to announce a new partnership with Chipotle Mexican Grill. Miso Robotics’ autonomous kitchen assistants are currently being tested at the Chipotle Cultivate Center, and will be integrated into a Chipotle restaurant in Southern California later this year.

Join us in growing Miso’s reach to even more restaurant brands.

●	Chipotle owns and operates over 2,950 US and international locations.
●	Chipotle is recognized on the 2021 lists for Forbes' America's Best Employers and Fortune's Most Admired Companies.

RESERVE INVESTMENT

Why Restaurant Brands Choose Miso: The growing labor gap

Quick service restaurants are struggling against the growing worker shortage. Our robotics are already filling the gap, helping restaurants to continue satisfying their customers.

We incorporate robotics with artificial intelligence, machine learning, computer vision and data analytics to create products that make restaurants safer, easier and friendlier.

The next generation Flippy

Flippy 2 is smarter, faster, leaner, and more modular than ever. Our AI-powered robotic kitchen assistant now includes an Automatic Dispenser and AutoBins making Flippy 2 the most capable automated frying solution available today.

Compact, modular design installs in even the tightest kitchen spaces

●	2x faster food prep tasks compared to previous versions

●	30% more fried food throughout during peak production times

RESERVE INVESTMENT

Flippy 2 Wings x Buffalo Wild Wings

Flippy 2 Wings is the only robotic chicken wing frying solution designed specifically for high-volume restaurants. Buffalo Wilds Wings parent Inspire Brands is currently testing Flippy 2 Wings in their Innovation Center where the robot is being tailored to their specifications.

RESERVE INVESTMENT

The quick service restaurant opportunity

286K US Locations

$70.3B Annual Labor Spend

150% QSR Annual Labor Turnover

The Miso difference

We immediately boost restaurant margins by decreasing labor costs and improving consistency.

CookRight

Using a combination of computer vision, thermal detection and AI to identify food items, CookRight tracks times and alerts team members to manage critical cooking tasks with greater efficiency and accuracy.

●	Computer Vision - AI-powered cameras keep watch on food items, even when chefs can't
●	Machine Learning - CookRight learns how to automatically identify items placed on the cooking surface

●	Self Installable - No special tools required, no holes to drill and no need to hire a technician. Works with existing equipment
●	Analytics - Improve restaurant operations with first-of-its-kind product quality

Sippy

The world's first POS-integrated automatic beverage dispenser and sealer.

Point of Sale Integration - automatically fulfills drink orders at purchase so restaurant guests receive fast, accurate service

Cup Sealing - An airtight drink seal provides maximum carbonation retention and spill prevention

Cup Conveyor - A fully automatic conveyor efficiently moves cups along the unit to integrate with orders

RESERVE INVESTMENT

Meet the team

Miso’s leadership is comprised of industry experts in fields ranging from robotics & AI to fast-casual dining & restaurant technology.

Press and Media

See All Press

12 May 2022

Restaurant industry ‘late to the automation party,’ Miso Robotics CEO says

Miso Robotics CEO Mike Bell joins Yahoo Finance Live to discuss partnering with restaurant chains like Chipotle and the outlook for automation in the restaurant industry.

READ FULL ARTICLE

26 May 2022

Wing Zone deploying kitchen robots

Wing Zone has tapped Miso Robotics to deploy the company's robot, Flippy 2, at its 20 Southern California locations to handle the frying station for chicken wings and other fried menu items.

READ FULL ARTICLE

26 April 2022

Jack in the Box is piloting Miso's hamburger-cooking robot

You’ve got to hand it to Miso — the company knows how to sell the sizzle, as they say in the meat-cooking business. The robotics firm has been striking high-profile deals with some of the U.S.’s biggest fast food chains, from White Castle to Panera Bread. Today it adds Jack in the Box to that list. The king of the late-night hamburger/taco combo is set to pilot a pair of Miso robots. That includes the newish drink machine, Sippy and the company’s old standby, Flippy 2, which helps augment line cook roles by flipping burgers. It’s still an extremely limited pilot, at one of the chain’s San Diego locations, but if things go well, there will be a further rollout in “the months ahead.”

READ FULL ARTICLE

Business Updates

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Flippy Goes International with Americana Restaurants

6/16/22

MISO TO PRESENT AT AMAZON RE:MARS

6/10/22

Miso is Working with Amazon to Test Robots at Scale

6/9/22

Series E Round Closing

6/1/22

Miso Robotics hosts Chef Robert Irvine

5/31/22

Wing Zone: Flippy 2 to be standard in all future restaurant locations.

5/26/22

Jack in the Box Partners with Miso Robotics to Begin Pilot for Flippy 2 and Sippy Product Lines

04/26/2022

Chipotle Partners with Miso Robotics

3/16/2022

New Partnership with Panera Bread and the Launch of CookRight Coffee

4/12/2022

Motley Fool Recommends Miso Robotics

2/24/22

Leadership Team Growth

2/22/22

White Castle Commits To 100 Location Roll Out of Flippy 2

2/15/22

Flippy Goes International with Americana Restaurants

6/16/22

Miso announces a new partnership with Americana Restaurants – a global franchisee operating over 2,300 American-based fast food and casual dining restaurants including, KFC, Pizza Hut, Hardee’s, Krispy Kreme, and TGI Friday’s in the Middle East and North Africa.

That means Flippy 2 will be headed to Dubai at Americana’s upcoming Wimpy location in the Dubai Mall, with plans for further integration and expansion to other restaurants in the months and years ahead.

The Miso Global Opportunity

This year Miso announced new partnerships with some of the biggest US restaurant brands including Chipotle, Jack in the Box, and Panera Bread. We’re thrilled to build on that momentum and expand into new international markets starting in the MENA region with Americana.

“Americana is thrilled to partner with Miso and be the first restaurant company in MENA to pioneer the use of robotics. We believe Flippy can deliver exceptional consistency, speed and great tasting products, and unlock further efficiencies in our restaurant operations.” - Amarpal Sandhu, CEO, Americana Restaurants

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MISO ROBOTICS IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM MISO ROBOTICS